Exhibit 99.1

Liberty Broadband Completes $5 Billion Investment in connection with Charter / Time Warner Cable Merger and Bright House Acquisition and Issuance of $4.4 Billion of Shares to Liberty Interactive and Other Third Party Investors

ENGLEWOOD, Colo.—Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) (“Liberty Broadband”) today completed its $5 billion investment in the new public parent company (“New Charter”) of the combined legacy Charter Communications, Inc. (“Charter”), Time Warner Cable Inc. (“TWC”) and Bright House Networks.  Liberty Broadband funded this investment, in part, with the proceeds from the sale of $4.4 billion of newly issued shares of Liberty Broadband’s Series C common stock at a fixed price per share of $56.23 to Liberty Interactive Corporation and other third party investors, all of whom invested on the same terms.

Also pursuant to the previously announced transaction agreements, each of Liberty Broadband and Liberty Interactive has exchanged, on a tax-free basis, its shares of TWC common stock for shares of New Charter Class A common stock on a one-for-one basis, and Liberty Interactive has granted to Liberty Broadband a proxy and a right of first refusal with respect to the shares of New Charter Class A common stock received by Liberty Interactive in the exchange.

Also as previously announced, Advance Newhouse Partnership (“A/N”) and Liberty Broadband have entered into a proxy agreement, pursuant to which A/N granted Liberty Broadband a five-year proxy to vote shares of New Charter stock held by A/N, capped at 7% of New Charter’s outstanding voting power.

Also a result of the foregoing, Liberty Broadband owns 54,072,263 shares of New Charter Class A common stock, is expected to control approximately 25.01% of the aggregate voting power of New Charter immediately following the completion of today’s transactions, and has approximately 181.6 million shares of common stock outstanding.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the voting power in New Charter expected to be held by Liberty Broadband and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband’s business which may affect the statements made in this press release.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq:  LBRDA, LBRDK)  is comprised of, among other things, its interest in New Charter and its subsidiary, TruePosition.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation